Exhibit 10.1

TRANSITION SERVICES AGREEMENT

by and between

UNITED ONLINE, INC.

and

FTD COMPANIES, INC.

dated as of

October 31, 2013

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Certain Definitions	1
Section 1.2	Interpretation	3

ARTICLE II

SERVICES

Section 2.1	Services	4
Section 2.2	Additional Services	4
Section 2.3	No Violations	5
Section 2.4	Third-Party Providers	5
Section 2.5	Independent Contractor	5
Section 2.6	Employees and Representatives	5
Section 2.7	Access	6
Section 2.8	Service Coordinators; Disputes	6

ARTICLE III

PAYMENT

Section 3.1	Pricing	6
Section 3.2	Taxes	7
Section 3.3	Billing and Payment	7
Section 3.4	Estimates	7

ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.1	Disclaimer	8
Section 4.2	As Is; Where Is	8

ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1	Indemnification by FTD	8
Section 5.2	Indemnification by United Online	8
Section 5.3	Limitation of Liability	8
Section 5.4	Indemnification Procedure; Other Rights	9

i

Exhibit A — Services

ii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (as the same may be amended or supplemented from time to time, this “Agreement”) is entered into as of October 31, 2013, by and between United Online, Inc., a Delaware corporation (“United Online”), and FTD Companies, Inc., a Delaware corporation (“FTD”).  United Online and FTD are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, United Online, acting through its direct and indirect Subsidiaries, owns and conducts the UOL Businesses and the FTD Business;

WHEREAS, United Online and FTD have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which United Online will be separated into two independent publicly-traded companies:  (a) FTD, which, following consummation of the transactions contemplated by the Separation Agreement, will own and conduct the FTD Business, and (b) United Online, which, following the consummation of the transactions contemplated by the Separation Agreement, will own and conduct the UOL Businesses;

WHEREAS, in connection with the Separation, FTD desires to procure certain services from United Online, and United Online is willing to provide such services to FTD, during a transition period commencing on the Distribution Date, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which it will provide or receive such services; and

WHEREAS, the execution of this Agreement by the Parties is a condition precedent to the consummation of the transactions contemplated by the Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Definitions.  Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Separation Agreement.  As used in this Agreement (including in Exhibit A), the following capitalized terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Additional Interest” has the meaning set forth in Section 3.3(b).

“Additional Services” has the meaning set forth in Section 2.2.

“Additional Third-Party Providers” has the meaning set forth in Section 2.4(b).

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Agreement Dispute” has the meaning set forth in the Separation Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended.

“Business Days” has the meaning set forth in the Separation Agreement.

“Contract” has the meaning set forth in the Separate Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“FTD” has the meaning set forth in the preamble to this Agreement.

“FTD Business” has the meaning set forth in the Separation Agreement.

“FTD Entities” has the meaning set forth in the Separation Agreement.

“FTD Indemnitees” has the meaning set forth in the Separation Agreement.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” has the meaning set forth in the Separation Agreement.

“Known Third-Party Providers” has the meaning set forth in Section 2.4(b).

“Law” has the meaning set forth in the Separation Agreement.

“Losses” has the meaning set forth in the Separation Agreement.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Payment Date” has the meaning set forth in Section 3.3(b).

“Person” has the meaning set forth in the Separation Agreement.

“Sales Taxes” has the meaning set forth in Section 3.2.

“Security Regulations” has the meaning set forth in Section 8.2(a).

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Service Coordinator” has the meaning set forth in Section 2.8.

“Service Costs” means the amounts to be paid by FTD to United Online for Services provided pursuant to this Agreement.

“Services” means the services identified in Exhibit A.

“Subsidiaries” has the meaning set forth in the Separation Agreement.

“Systems” has the meaning set forth in Section 8.2(a).

“Term” has the meaning set forth in Section 7.2.

“Third-Party Products and Services” has the meaning set forth in Section 2.4(a).

“Third-Party Providers” has the meaning set forth in Section 2.4(a).

“United Online” has the meaning set forth in the preamble to this Agreement.

“UOL Businesses” has the meaning set forth in the Separation Agreement.

“UOL Entities” has the meaning set forth in the Separation Agreement.

“UOL Indemnitees” has the meaning set forth in the Separation Agreement.

Section 1.2                                    Interpretation.  In this Agreement, unless the context clearly indicates otherwise:

(a)                                 words used in the singular include the plural and words used in the plural include the singular;

(b)                                 the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)                                  the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)                                 relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)                                  accounting terms used herein shall have the meanings historically ascribed to them by United Online and its Subsidiaries, including FTD, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)                                   all references herein to Articles, Sections, paragraphs, subparagraphs, clauses or Exhibits shall be deemed references to Articles, Sections, paragraphs, subparagraphs or clauses of, or Exhibits to, this Agreement;

(g)                                  reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h)                                 reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(i)                                     references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Subsidiaries” shall be deemed to mean such Person’s Subsidiaries following the Distribution, and any reference to a third party shall be deemed to mean a Person who is not a Party or a Subsidiary of a Party;

(j)                                    if there is any conflict between the provisions of the main body of this Agreement and Exhibit A, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in Exhibit A;

(k)                                 if there is any conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control (but only with respect to the subject matter hereof) unless explicitly stated otherwise herein; and

(l)                                     any portion of this Agreement obligating a Party to take any action or to refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or to refrain from taking such action, as the case may be.

ARTICLE II

SERVICES

Section 2.1                                    Services.

(a)                           Except as otherwise set forth in Exhibit A, United Online shall use commercially reasonable efforts to provide (or to cause another applicable member of the UOL Entities to provide) to FTD (or another applicable member of the FTD Entities) each Service in a manner, scope, nature, timeliness and quality consistent with the manner, scope, nature, timeliness and quality in which such Service (i) was provided to FTD (or such other applicable member of the FTD Entities) prior to the Distribution Date by United Online (or such other applicable member of the UOL Entities) and (ii) is provided after the Distribution Date by United Online (or such other applicable member of the UOL Entities) for its own business.

(b)                           For those services provided to FTD prior to the Distribution Date, FTD shall use the Services for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as such services have been used immediately prior to the Distribution Date; provided that Exhibit A shall control the scope of and any limitation on the Services to be provided (to the extent set forth therein) including any Services that were not previously provided to FTD prior to the Distribution Date, unless otherwise agreed in writing.

(c)                                  FTD agrees to use commercially reasonable efforts to reduce or eliminate its dependency on the Services as soon as reasonably practicable.

Section 2.2                                    Additional Services.  If FTD reasonably determines that additional transition services not listed in Exhibit A are necessary to conduct the FTD Business after the Distribution Date, FTD shall provide written notice to United Online requesting United Online (i) to provide additional (including as to volume, amount, level or frequency, as applicable) or different services which United Online is not expressly obligated to provide under this Agreement if such services are of the type and scope provided by any member of the UOL Entities (including any employee of any member of the UOL Entities) for FTD prior to the Distribution Date, or (ii) expand the scope of any Service (such additional or expanded services, the “Additional Services”).  United Online shall consider such request in good faith and shall use commercially reasonable efforts to provide any such Additional Service; provided that no member of the UOL Entities shall be obligated to perform any Additional Services if such member, in its reasonable judgment, does not have adequate resources to perform such Additional Services or if the provision of such Additional Services would interfere with the operation of the UOL Businesses.  United Online shall notify FTD within ten (10) calendar days of receipt of such request as to whether it will or will not provide the Additional Services.  If United Online agrees to provide Additional Services pursuant to this Section 2.3, then the Parties shall in good faith negotiate the terms of a supplement to Exhibit A which will describe in reasonable detail the service, project scope, term, price and payment terms to be charged for each Additional Service.  Once agreed to in writing, the supplement to Exhibit A shall be deemed part of this Agreement as of such date, and the Additional Services shall be deemed “Services” provided hereunder, in each case subject to the terms and conditions of this Agreement.

Section 2.3                                    No Violations.  Notwithstanding anything to the contrary in this Agreement, neither Party (nor any member of its respective Group) shall be required to perform Services hereunder or to take any actions relating thereto that conflict with or violate any applicable Law or any Contract, sublicense, authorization, certification or permit.

Section 2.4                                    Third-Party Providers.

(a)                                 Each Party shall use commercially reasonable efforts to obtain any required consents, licenses or approvals of the providers (“Third-Party Providers”) of any products or services required to be used in providing any Services pursuant to this Agreement (“Third-Party Products and Services”).  The Parties understand and agree that provision of any Services requiring the use of any Third-Party Products and Services shall be subject to receipt of any required consents, licenses or approvals of the applicable Third-Party Providers.

(b)                                 With respect to each Service, (i) FTD hereby consents to United Online’s use of any Third-Party Provider(s) named in Exhibit A with respect to such Service (“Known Third-Party Providers”) and (ii) if, after the date of this Agreement, United Online reasonably determines that it requires the use of Third-Party Providers in addition to the Known Third-Party Providers (“Additional Third-Party Providers”) in providing such Service, the use of such Additional Third-Party Providers shall require the written consent of FTD’s Service Coordinator and, subject to Section 2.4(c), such consent will not be unreasonably withheld, conditioned or delayed.

(c)                                  Notwithstanding the foregoing, in those instances in which the use of Third-Party Products and Services will require payment of additional consideration by FTD and the payment of such additional consideration is not contemplated by this Agreement (including Exhibit A) or has not been previously agreed by the Parties, then (i) United Online will provide FTD with ten (10) calendar days’ prior written notice detailing the amount of such additional consideration and (ii) FTD will then have the option to (A) procure its own Third Party Products and Services at its own expense or (B) authorize United Online to incur the required additional consideration on its behalf and at FTD’s expense and such additional consideration will be deemed a Service Cost under this Agreement.

Section 2.5                                    Independent Contractor.  United Online (and each applicable member of the UOL Entities) shall act under this Agreement solely as an independent contractor, and not as an agent, of FTD (and each applicable member of the FTD Entities).

Section 2.6                                    Employees and Representatives.  Unless otherwise agreed in writing, each employee and representative of United Online (or a member of the UOL Entities) that provides Services to FTD (or a member of the FTD Entities) pursuant to this Agreement shall (a) be deemed for all purposes to be an employee or representative of United Online (or such member of the UOL Entities) and not an employee or representative of FTD (or such member of the FTD Entities) and (b) be under the direction, control and supervision of United Online (or such member of the UOL Entities), and United Online (or such member of the UOL Entities) shall have the sole right to exercise all authority with respect to the employment (including termination of employment) and assignment of such employee or representative and shall have the sole responsibility to pay for all personnel and other related expenses, including salary or wages, of such employee or representative.  For the sake of clarity, United Online (or the applicable member of the UOL Entities) shall have no obligation to ensure that the same individuals who have historically performed particular Services will continue to perform such Services hereunder, and United Online (or the applicable member of the UOL Entities) shall in its sole discretion determine the appropriate individuals to assign to particular Services, including, without limitation, the appropriate level of seniority and supervision required therefor.

Section 2.7                                    Access.  FTD shall provide (or cause any applicable member of the FTD Entities to provide) United Online (or any applicable member of the UOL Entities) such reasonable access to the employees, representatives, facilities and books and records of FTD (or such member of the FTD Entities) as United Online (or such member of the UOL Entities) shall reasonably request in order to enable United Online (or such member of the UOL Entities) to provide any Service required under this Agreement.  For the sake of clarity, such access will include, without limitation, FTD’s providing virtual private network (or VPN) access or establishing active accounts for the applicable employees of the UOL Entities who will be providing Corporate Services (described in Exhibit A).  Any member of the UOL Entities receiving access pursuant to this Section 2.7 must conform with the confidentiality and security provisions in Article VIII, as applicable.  FTD shall be solely responsible for terminating such access as soon as the applicable Services for which such access was required have ceased or such access is no longer needed in order for the Services to be provided.

Section 2.8                                    Service Coordinators; Disputes.  Each Party shall appoint a representative to act as the primary contact with respect to the provision of the Services (each such person, a “Service Coordinator”).  The initial Service Coordinator for FTD shall be Scott Levin, and the initial Service Coordinator for United Online shall be Charles B. Ammann.  The Service Coordinators shall meet as expeditiously as possible to resolve any dispute under this Agreement (including, but not limited to, any disputes relating to payments under Article III), and any dispute that is not resolved by the Service Coordinators within thirty (30) calendar days shall be deemed an Agreement Dispute under the Separation Agreement and shall be resolved in accordance with the dispute resolution procedures set forth in Article X of the Separation Agreement.  Each Party may treat an act of the other Party’s Service Coordinator as being authorized by such other Party without inquiring whether such Service Coordinator had authority to so act; provided that no Service Coordinator shall have authority to amend this Agreement.  Each Party shall advise the other Party promptly in writing of any change in its respective Service Coordinator, setting forth the name of the replacement Service Coordinator, and stating that the replacement Service Coordinator is authorized to act for such Party in accordance with this Section 2.8.

ARTICLE III

PAYMENT

Section 3.1                                    Pricing.  Each Service provided by United Online (or another applicable member of the UOL Entities) shall be charged to FTD at the fees for such Service determined in accordance with Exhibit A, and the Service Costs shall be payable by FTD in the manner set forth in Section 3.3.

Section 3.2                                    Taxes.  The Parties acknowledge that fees charged for Services may be subject to goods and service taxes, value added taxes, sales taxes or similar taxes (collectively, “Sales Taxes”).  With respect to each Service provided under this Agreement, (a) United Online shall be liable for reporting and paying the Sales Taxes or any other applicable taxes imposed on fees received for providing such Service and (b) FTD shall reimburse United Online for the amount of such taxes paid on fees received for providing such Service.  FTD shall be liable for any applicable use taxes imposed on Services received.

Section 3.3                                    Billing and Payment.

(a)                                 Within fifteen (15) calendar days after the end of each month, United Online will invoice FTD for the applicable Service Costs on a monthly basis, in arrears, for the prior month just ended.  The invoice shall set forth for the period covered by such invoice (i) the type of Services rendered, (ii) the Service Costs for each type of Service provided, and (iii) the hours performed for the Services (based on 30 minute increments).

(b)                                 FTD agrees to pay all of the Service Costs on or before thirty (30) calendar days after the date on which an invoice for Service Costs is delivered to FTD (the “Payment Date”) by check or wire transfer of immediately available funds to an account designated in writing from time to time by United Online; provided that the Parties may agree to a net amount owed by one Party to the other.  If a Party fails to pay any monthly payment on or before the Payment Date, such Party shall be obligated to pay, in addition to the amount due pursuant to such invoice, interest on such amount at a rate per annum equal to 5% (“Additional Interest”); provided that if the Parties agree to a net amount owed by one Party to the other with respect to Service Costs in any monthly period, the Party to whom such net amount is owed shall not be liable for Additional Interest.  Unless otherwise agreed in writing between the Parties, all payments made pursuant to this Agreement shall be made in U.S. dollars.

(c)                                  Notwithstanding the foregoing, if a Party in good faith disputes any invoiced charge, payment of such charge shall be made only after mutual resolution of such dispute.  Each Party agrees to notify the other Party promptly, and in no event later than the relevant Payment Date, of any disputed charge. The respective Service Coordinators for each Party shall review any dispute. Additional Interest shall not accrue on any amount in dispute, and no default shall be alleged until after the relevant Payment Date.

(d)                                 During the term of this Agreement, pursuant to Section 2.7, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Services provided hereunder.  Each Party shall provide documentation supporting any amounts invoiced pursuant to this Section 3.3 as the other Party may from time to time reasonably request.  Each Party shall have the right to review such books, records and accounts at any time during normal business hours upon reasonable written notice, and each Party agrees to conduct any such review in a manner so as not to unreasonably interfere with the other Party’s normal business operations.

Section 3.5                                    Estimates.  Upon reasonable request, each Party will cooperate with the other Party with respect to providing a good faith estimate of Service Costs for the following quarter (and in the case of SOX Assistance Services and Payroll Processing Services, for the 2014 fiscal year) based on the level of Services then requested (it being understood, however, that any such estimate shall not be deemed to establish a limitation on the maximum amount of Service Costs that may be billed for the applicable Services).

ARTICLE IV

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.1                                    Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.1, FTD ACKNOWLEDGES AND AGREES THAT UNITED ONLINE (AND EACH MEMBER OF THE UOL ENTITIES) MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

Section 4.2                                    As Is; Where Is.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES (AND ANY RELATED PRODUCTS) TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS.

ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1                                    Indemnification by FTD.  FTD, and on behalf of each member of the FTD Entities, hereby agrees to indemnify, defend and hold harmless the UOL Indemnitees from and against any and all Losses relating to, arising out of or resulting from FTD’s gross negligence or willful misconduct in the performance of its obligations hereunder, or material breach of this Agreement, other than to the extent such Losses are attributable to the gross negligence, willful misconduct or material breach of this Agreement by any member of the UOL Entities.

Section 5.2                                    Indemnification by United Online.  United Online, and on behalf of each member of the UOL Entities, hereby agrees to indemnify, defend and hold harmless the FTD Indemnitees from and against any and all Losses relating to, arising out of or resulting from United Online’s gross negligence or willful misconduct in the performance of its obligations hereunder, or material breach of this Agreement, other than to the extent such Losses are attributable to the gross negligence, willful misconduct or material breach of this Agreement by any member of the FTD Entities.

Section 5.3                                    Limitation of Liability.

(a)                                 IN NO EVENT SHALL ANY PARTY, NOR ANY MEMBER OF ITS GROUP, NOR ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE OR AGENT THEREOF, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE OTHER PARTY (OR ANY UOL INDEMNITEES OR FTD INDEMNITEES, AS APPLICABLE) FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH PERSON UNDER THIS AGREEMENT, WHETHER OR NOT SUCH PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT ANY SUCH AMOUNT IS PAID TO A THIRD PARTY BY THE INDEMNIFIED PARTY OR ANY OF ITS AFFILIATES.

(b)                                 EACH GROUP’S TOTAL LIABILITY TO THE OTHER GROUP UNDER THIS AGREEMENT FOR ANY CLAIM SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID FOR SERVICES UNDER THIS AGREEMENT.

Section 5.4                                    Indemnification Procedure; Other Rights.  All claims for indemnification pursuant to Section 5.1 or Section 5.2 shall be made in accordance with the procedures set forth in Article IX of the Separation Agreement and shall be subject to Article IX of the Separation Agreement.

ARTICLE VI

FORCE MAJEURE

Section 6.1                                    General.  If United Online (or any member of the UOL Entities) is prevented from or delayed in complying, in whole or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, earthquake, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, war, rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, act of God, or act, omission or delay in acting by any Governmental Authority or by FTD (or any member of the FTD Entities) or any other cause, whether or not of a class or kind listed in this sentence, which is beyond the reasonable control of United Online (or any other applicable member of the UOL Entities), then upon notice to FTD pursuant to Section 6.2, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and, unless otherwise set forth herein to the contrary, United Online (and any applicable member of the UOL Entities) shall have no liability to FTD (or any member of the FTD Entities) in connection therewith.

Section 6.2                                    Notice.  Upon becoming aware of a disability causing a delay in the performance or preventing performance of any Services to be provided by United Online (or another member of the UOL Entities) under this Agreement, United Online shall promptly notify FTD in writing (which may be in the form of an email message) of the existence of such disability and the anticipated duration of the disability.

Section 6.3                                    Subcontractors; Fees.  FTD shall have the right, but not the obligation, to hire or engage one or more subcontractors to perform the Services affected by the disability for the duration of the period during which such disability delays or prevents the performance of such Services by United Online.

Section 6.4                                    Limitations.  Each Party shall use its commercially reasonable efforts to promptly remove any disability under Section 6.1 as soon as possible; provided that nothing in this Article VI will be construed to require the settlement of any lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest.  It is understood that the settlement of a lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party.

ARTICLE VII

TERM AND TERMINATION

Section 7.1                                    Term of Services.  Subject to the penultimate sentence of Section 7.2 and except as otherwise set forth in Exhibit A, each of the Services shall be provided for the term specified in Section 7.2; provided that FTD shall have the right to terminate one or more of the Services that it receives under this Agreement at the end of a designated month by giving United Online at least thirty (30) days’ prior written notice of such termination.  Except as otherwise agreed, each Service may only be terminated in whole, and partial termination of a Service shall not be permitted without the prior approval of United Online, such approval not to be unreasonably withheld or delayed.  The Parties shall cooperate with each other in good faith in their efforts to reasonably effect early termination of Services, including, where applicable, partial termination, and to agree in good faith upon appropriate reduction of the charges hereunder in connection with such early termination.  The Parties acknowledge and agree that each Service shall terminate as of the termination date therefor specified in this Agreement, even if the particular Service may not have been completed by such date or if there may be ongoing requirements that extend beyond such date.

Section 7.2                                    Term and Termination of Agreement.  This Agreement shall terminate upon the earlier of (a) the cessation of all Services pursuant to Section 7.1 or (b) the one year anniversary of the Distribution Date; provided that Articles III, IV, V and VIII shall survive the termination of this Agreement, and any such termination shall not affect any payment obligation for Services rendered prior to termination.  Notwithstanding the foregoing:  (i) the Parties may terminate this Agreement by mutual written consent and (ii) the Parties each reserve the right to immediately terminate this Agreement by written notice to the other Party in the event that such other Party shall have (A) applied for or consented to the appointment of a receiver, trustee or liquidator; (B) admitted in writing an inability to pay debts as they mature; (C) made a general assignment for the benefit of creditors; or (D) filed a voluntary petition, or have filed against it a petition, for an order of relief under the Bankruptcy Code.  The period from the Distribution Date to the date of termination of this Agreement in accordance with this Section 7.2 is referred to as the “Term.”

ARTICLE VIII

CONFIDENTIALITY

Section 8.1                                    Confidentiality.  Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith shall be Confidential Information subject to the confidentiality provisions (and exceptions thereto) set forth in Section 8.7 of the Separation Agreement.

Section 8.2                                    System Security.

(a)                                 If a Party hereunder (or a subsidiary of such Party) (the “Accessing Party”) is given access to the computer systems or software (collectively, “Systems”) of the other Party (or a subsidiary of such other Party) in connection with the provision or receipt of a Service, the Accessing Party shall comply (or cause its subsidiary to comply) with all of the system security policies, procedures and requirements (collectively, “Security Regulations”) of the other Party (or the subsidiary of such other Party), and shall not (or shall cause its subsidiary not to) tamper with, compromise or circumvent any security or audit measures employed by the other Party (or the subsidiary of such other Party).  The Accessing Party shall (or shall cause its subsidiary to) access and use only those Systems of the other Party (or a subsidiary of such other Party) for which it has been granted the right to access and use, it being understood that the other Party shall be solely responsible for terminating the Accessing Party’s (or its subsidiary’s) access as soon as the applicable Services for which such access was required have ceased or such access is no longer needed in order for the Services to be provided or received by the Accessing Party.

(b)                                 The Accessing Party shall use commercially reasonable efforts to ensure that only those of its personnel (or the personnel of its subsidiary) who are specifically authorized to have access to the other Party’s Systems (or the Systems of a subsidiary of such other Party) gain such access, and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel (or the personnel of its subsidiary) of the restrictions set forth in this Agreement and of the other Party’s Security Regulations.

(c)                                  The Parties shall cooperate in performing a quarterly review of access to each other’s Systems to confirm that the list of personnel and access of such personnel to such Systems is appropriate.  Each Party shall be solely responsible for terminating the other Party’s access as soon as the applicable Services for which such access was required have ceased or such access is no longer needed in order for the Services to be provided or received by the Accessing Party.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    Further Assurances.  Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the provision of any Services hereunder during the Term.  Without limiting the generality of the foregoing, where the cooperation of third parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 9.2                                    Amendments and Waivers.

(a)                                 Subject to Section 11.1 of the Separation Agreement, this Agreement may be amended, modified or supplemented only by an agreement in writing signed by both Parties.

(b)                                 Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party.  No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 9.3                                    Entire Agreement.  This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 9.4                                    Third-Party Beneficiaries.  Except as provided in Article V relating to Indemnitees, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.5                                    Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be provided in accordance with the provisions of Section 12.11 of the Separation Agreement.

Section 9.6                                    Counterparts; Electronic Delivery.  This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 9.7                                    Severability.  If any term or other provision of this Agreement or the Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.  If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.8                                    Assignability; Binding Effect.  Except as otherwise expressly provided in this Agreement, neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, and any attempt to assign this Agreement without such consent shall be void and of no effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.9                                    Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 9.10                             Construction.  This Agreement shall be construed as if jointly drafted by the Parties, and no rule of construction or strict interpretation shall be applied against either Party.  The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have.  The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing.  The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith.  The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement.  The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 9.11                             Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 9.12                             Title and Headings.  Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.13                             Exhibits.  The Exhibits attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be signed by their authorized representatives as of the date first above written.

UNITED ONLINE, INC.

By:	/s/ Neil P. Edwards
	Name:	Neil P. Edwards
	Title:	Executive Vice President and Chief Financial
Officer

FTD COMPANIES, INC.

By:	/s/ Becky Sheehan
	Name:	Becky Sheehan
	Title:	Executive Vice President and Chief Financial
Officer

[Signature Page to Transition Services Agreement]

EXHIBIT A

UNITED ONLINE SERVICES

United Online agrees to provide (or cause another applicable member of the UOL Entities to provide) to FTD (or another applicable member of the FTD Entities) the following services (the “Services”).

A.                                    OPERATIONS SERVICES

1.              Services.  The operations services to be provided by United Online to FTD (the “Operations Services”) are as follows:

a.              Systems Administration.  This Service entails ongoing management (including account and DNS management), training and assistance in troubleshooting the following: FTD’s florist and consumer websites; Oracle EBS application (as defined below); Longview application; Clarity application; and the Solaris, Linux (RedHat Enterprise and CentOS) and Microsoft Windows Server operating systems (collectively, the “Covered Systems”). Ongoing management services include management of hardware, database administration, software maintenance, and physical access to the datacenters.

b.              Network Administration.  This Service entails ongoing management, training and assistance in troubleshooting the network components used by the Covered Systems. This Service covers equipment, such as routers, switches, load-balancers, and firewall devices for both physical and virtual private networks used to connect FTD’s networks to United Online’s networks for the provision of other Services herein, as well as Internet backbone connectivity and intra-office connectivity.  Ongoing management services include management of network hardware and software maintenance.

c.               Video Conferencing.  This Service entails permitting FTD’s use of United Online’s video conference appliance which enables multi-site video conferencing.

d.              [REDACTED] Feeds.  If United Online receives from [REDACTED] files generated by FTD’s use of [REDACTED] corporate credit cards and related accounts, pursuant to this Service, United Online will forward such files to an FTP server designated by FTD.

e.               Secure Meeting. This Service entails permitting FTD’s use of United Online’s screen-sharing and webinar-hosting services known as “Secure Meeting”.

2.              Fees and Expenses.

a.              Service Costs for Operations Services will be based on the following blended rates:

•                  employees with a title of “Senior Vice President” or above, at the hourly rate of [REDACTED];

•                  employees with a title of “Vice President”, at the hourly rate of [REDACTED]; and

•                  other employees, at the hourly rate of [REDACTED].

b.              In addition to Service Costs based on employee time determined pursuant to the above Section A.2.a. of this Exhibit A, Service Costs for the Video Conference Service described in the above Section A.1.c. of this Exhibit A will include a flat fee of [REDACTED] per month.

c.               In addition to Service Costs based on employee time determined pursuant to the above Section A.2.a. of this Exhibit A, Service Costs for the Secure Meeting Service described in the above Section A.1.e. of this Exhibit A will include a flat fee of [REDACTED] per month.

d.              Travel and related expenses that are fairly attributable to FTD will be charged or allocated directly to FTD.

e.               Operations Services performed by a subcontractor or outside service provider on FTD’s behalf, will be billed directly to FTD.  FTD acknowledges that [REDACTED] may provide services to FTD related to the Operations Services provided hereunder and FTD will be solely responsible for the payment of [REDACTED] for any such services.

3.              Termination.  United Online will cease providing Operations Services on December 31, 2013, unless such Services are earlier terminated by FTD.

4.              Known Third-Party Providers.  The following are Known Third-Party Providers for the Operations Services:

a.              [REDACTED] (pursuant to FTD’s agreement therewith);

b.              [REDACTED] (pursuant to FTD’s agreement therewith);

c.               [REDACTED] (pursuant to FTD’s agreement therewith); and

d.              [REDACTED] (through November 30, 2013, to the extent FTD is relying on United Online for network connectivity).

B.                                    APPLICATIONS SERVICES

1.              Services.  The applications services to be provided by United Online to FTD (the “Applications Services”) are as follows:

a.              Oracle Applications.  For purposes of this Agreement, the Oracle Applications for managing business information (namely, HR, SSHR, iExpense, AP, OTL, and GL) are collectively referred to as “Oracle EBS.” Prior to, or immediately after, the Distribution Date, FTD will have its own instance of the Oracle EBS applications populated with FTD-specific data. The Services entail maintenance, software patching and user training for FTD’s Oracle EBS applications.

b.              Longview and Clarity Applications.  The Service entails assisting FTD with questions regarding United Online’s Longview and Clarity applications.  For the sake of clarity, FTD acknowledges and agrees that United Online’s personnel are not required to respond beyond their general understanding of United Online’s Longview and Clarity applications, FTD will not rely on any information provided by United Online’s personnel with respect thereto, and United Online will not be responsible for any information that was provided or omitted in any such personnel’s response to questions hereunder.

2.              Fees and Expenses.

a.              Service Costs for Applications Services will be based on the following blended rates:

•                  employees in the Technology department with a title of “Senior Vice President” or above, at the hourly rate of [REDACTED];

•                  employees in the Technology department with a title of “Vice President”, at the hourly rate of [REDACTED];

•                  other employees in the Technology department, at the hourly rate of [REDACTED];

•                  employees in the Human Resources department with a title of “Director”, at the hourly rate of [REDACTED]; and

•                  other employees in the Human Resources department, at the hourly rate of [REDACTED].

b.              Travel and related expenses that are fairly attributable to FTD will be charged or allocated directly to FTD.

3.              Termination.  United Online will cease providing Longview and Clarity Applications Services on December 31, 2013, and Oracle Applications Services on January 31, 2014, in each case, unless earlier terminated by FTD.

C.                                    CORPORATE SERVICES

1.              Services.  The following services will be provided by United Online to FTD (collectively, the “Corporate Services”):

a.              Payroll processing. The Service entails providing payroll processing services through United Online’s ADP platform for FTD’s U.S. employees. United Online may assist with FTD’s implementation of FTD’s separate ADP platform but United Online shall not be obligated to do so.

b.              Stock plan administration. The Service entails providing stock plan administration services for FTD’s equity grants and employee stock purchase program.  United Online may assist with FTD’s implementation of FTD’s separate Fidelity platform but United Online shall not be obligated to do so.  For the sake of clarity, such Service does not include accounting-related support, including, but not limited to, equity reconciliations and calculation of stock-based compensation.

c.               SOX assistance. For the sake of clarity, the Parties acknowledge and agree that FTD will be responsible for FTD’s overall Sarbanes-Oxley (“SOX”) compliance efforts and for any management decisions concerning FTD’s SOX compliance efforts. The SOX Assistance Service entails providing the following:

•                  completion of control “remediation” testing, year-end/”refresh” control testing, review of SSAE-16 reports that FTD obtains from specific third-party service providers, and facilitation of the third quarter and fourth quarter 2013 process owner control self-assessments (the “2013 SOX Assistance Services”);

•                  assisting FTD’s management in preparing their preliminary 2014 SOX Risk Assessment (the “Risk Assessment Services”), and assisting FTD management in identifying their preliminary business units, business processes and IT applications/systems to be considered “in-scope” for 2014 SOX compliance purposes (the “Scoping Services”);

•                  providing and explaining SOX documentation applicable to FTD, including, but not limited to, process narratives, information technology understanding documents, risk and control matrices, control testing sheets, and other materials as mutually agreed upon by the Parties, to the FTD personnel designated by FTD (the “Document Transition Services”); and

•                  assisting with screening and selecting employee candidates and potential service providers (the “Screening Services”).

2.              Fees and Expenses.

a.              Service Costs for Corporate Services will be based on the following blended rates:

•                  payroll processing:

(1)                                 employees with a title of “Vice President” or above, at the hourly rate of [REDACTED];

(2)                                 employees with a title of “Senior Director”, at the hourly rate of [REDACTED]; and

(3)                                 other employees, at the hourly rate of [REDACTED];

•                  stock plan administration:

(1)                                 employees with a title of “Vice President” or above, at the hourly rate of [REDACTED]; and

(2)                                 other employees, at the hourly rate of [REDACTED];

•                  SOX assistance:

(1)                                 employees with a title of “Vice President” or above, at the hourly rate of [REDACTED];

(2)                                 other employees, at the hourly rate of [REDACTED]; and

(3)                                 [REDACTED]consultants, at the hourly rate of [REDACTED] (it being understood by the Parties that [REDACTED]’s consulting fees for SOX Assistance Services are currently estimated to not exceed [REDACTED]

(not including travel and related expenses), and the Parties agree that if such estimate later changes such that [REDACTED]’s consulting fees are expected to exceed [REDACTED], at such time, FTD shall elect either to immediately terminate the applicable Services or to continue the applicable Services and be responsible for the additional consulting fees).

b.              In addition to Service Costs based on employee time determined pursuant to the above Section C.2.a. of this Exhibit A, Service Costs for the Payroll Processing Service will include a flat fee of [REDACTED] per month.

c.               Travel and related expenses that are fairly attributable to FTD will be charged or allocated directly to FTD.

3.              Termination. United Online will cease providing the Corporate Services by the following dates:

•                  payroll processing — October 31, 2014;

•                  stock plan administration — December 31, 2013; and

•                  SOX assistance — March 31, 2014.

4.              Known Third-Party Providers.  The following are Known Third-Party Providers for the Corporate Services:

a.              [REDACTED]

b.              [REDACTED]

D.                                    HUMAN RESOURCES SERVICES

1.              Services.  The human resources services to be provided by United Online to FTD (the “HR Services”) are as follows:

a.              Oracle HRMS.  The Service entails providing administration of the human resources information system known as Oracle HRMS, part of the Oracle EBS applications, and related assistance upon reasonable request.

2.              Fees and Expenses.

a.              Service Costs for Human Resources Services will be based on the following blended rates:

•                  employees with a title of “Director”, at the hourly rate of [REDACTED]; and

•                  other employees, at the hourly rate of [REDACTED].

b.              Travel and related expenses that are fairly attributable to FTD will be charged or allocated directly to FTD.

3.              Termination.  United Online will cease providing HR Services on January 31, 2014, unless earlier terminated by FTD.

E.                                    LEGAL SERVICES

1.              Services.  The Service entails consulting with FTD with respect to contracts or initiatives previously executed or undertaken by FTD or its subsidiaries upon FTD’s reasonable request (collectively, the “Legal Services”) and oversight and management of Shared Litigation pursuant to the Separation Agreement (the “Shared Litigation Services”).  For the sake of clarity, Legal Services will not include providing legal advice to FTD, including, without limitation, regarding corporate governance or securities law matters; non-U.S. law matters; strategic initiatives, such as mergers, acquisitions or divestitures; or business initiatives, such as new products, services, programs or fee structures.

2.              Fees and Expenses.

a.              Service Costs for Legal Services and Shared Litigation Services will be based on the following blended rates:

•                  employees with a title of “Executive Vice President”, at the hourly rate of [REDACTED];

•                  employees with a title of “Senior Vice President”, at the hourly rate of [REDACTED]; and

•                  employees with a title of “Vice President”, at the hourly rate of [REDACTED].

b.              Travel and related expenses that are fairly attributable to FTD will be charged or allocated directly to FTD.

c.               Legal Services and Shared Litigation Services provided by outside counsel on FTD’s behalf, will be billed directly to FTD where feasible; otherwise, the compensation or consideration for Legal Services provided by outside counsel will be allocated in good faith to FTD in the exercise of United Online’s reasonable discretion and based on the billing statement entries where available and the compensation or consideration for Shared Litigation Services provided by outside counsel will be allocated in accordance with the Separation Agreement.

3.              Termination.  United Online will cease providing Legal Services on December 31, 2013, unless earlier terminated by FTD. United Online will provide Shared Litigation Services for as long as United Online controls the litigation and settlement of Shared Litigation under the Separation Agreement and FTD will not have the right to terminate such Shared Litigation Services.

4.              Known Third-Party Providers.  The following are Known Third-Party Providers for the Legal Services:  List of law firms to be provided to FTD as soon as reasonably practicable upon request.

F.                                     HYDERABAD SERVICES

1.              The Hyderabad Services entail the following:

a.              Operations and Facilities. The Service entails providing facilities-related services, including, without limitation, utilities (such as, electricity and air conditioning), insurance, network connectivity, telephone switch, parking, and building security, to the Indian subsidiary of FTD (“FTD India”) in connection with the Sublease of office space from United Online’s Indian subsidiary (“UOL India”) hereunder.

b.              Corporate Services. The Service entails providing general accounting services, payroll processing services, and human resources services (including assistance with recruiting) to FTD India, as well as related training of its new accounting employee.

c.               Sublease.  The Service entails providing FTD India with the continued use of the office space and furniture that was being used by employees of FTD India as of immediately prior to the India Separation Date (as defined in the Separation Agreement).  The Parties shall mutually determine how to segregate employees and operations for security and other reasons.

2.              Fees and Expenses.

a.              Service Costs for the Hyderabad Services will be based on the following:

•                  Operations and Facilities Services will equal one-third (1/3) of the monthly costs incurred by UOL India therefor, plus twenty percent (20%).

•                  The Corporate Services will equal a flat rate of [REDACTED] per month.

•                  The Sublease will equal thirty percent (30%) of the monthly rent, plus twenty percent (20%).

b.              Travel and related expenses that are fairly attributable to FTD will be charged or allocated directly to FTD.

3.              Termination.  United Online will (and will cause UOL India to) cease providing the Corporate Services on December 31, 2013, unless earlier terminated by FTD or FTD India.  United Online will (and will cause UOL India to) continue to provide, and FTD or FTD India will continue to pay for, Operations and Facilities Services and the Sublease through March 31, 2014 or such later termination date applicable to the subleased office space that will be vacated by FTD India (even if FTD India elects to relocate to another facility in advance of the effective termination date for such office space).

4.              Known Third-Party Providers.  The following are Known Third-Party Providers for the Hyderabad Services: the lessors under the lease agreements for the office space covered by the Sublease.